Brian Smith
ESI
503-672-5760
smithb@esi.com
ESI Announces Fourth Quarter and Full Year Fiscal 2018 Results

PORTLAND, Ore. – May 8, 2018 – Electro Scientific Industries, Inc. (NASDAQ:ESIO), an innovator of laser-based manufacturing solutions for the microtechnology industry, today announced results for its fiscal 2018 fourth quarter and year ended March 31, 2018. Financial measures are provided on both a GAAP and a non-GAAP basis. Non-GAAP results exclude the impact of purchase accounting, equity compensation, restructuring, and other items shown in the non-GAAP reconciliation table.
Fourth Quarter and Fiscal 2018 Financial and Operational Highlights

•	Fourth quarter orders of $111.8 million, reflecting 36% year over year growth. Fiscal 2018 orders of $451.4 million, up 144% from fiscal 2017

•	Fourth quarter and fiscal 2018 revenue of $113.4 million and $367.9 million, respectively; each more than doubled the revenue in fiscal 2017

•	Backlog of $148.4 million, primarily expected to ship in the first half of fiscal 2019

•	Fiscal 2018 GAAP operating margin of 20.6%. Non-GAAP operating margin was 27.4%

•	Fiscal 2018 GAAP EPS of $3.27 and non-GAAP EPS of $2.78. For the fourth quarter GAAP EPS was $2.10 and non-GAAP EPS was $1.02, exceeding one dollar for the first time in recent history

•	Fiscal 2018 operating cash flow of $67.4 million, leading to total cash and investments balance of $125.0 million
Fourth Quarter Results
Fourth quarter revenue was $113.4 million, compared to $49.9 million in the fourth quarter of last fiscal year and $110.8 million last quarter. GAAP net income was $75.1 million or $2.10 per diluted share, compared to a net loss of $17.9 million or $0.54 per share last year, as the Company’s strong financial performance over the last twelve months triggered the reversal of our tax valuation allowance, resulting in a fourth quarter tax credit of approximately $41 million. On a non-GAAP basis net income was $36.5 million or $1.02 per diluted share, compared to $2.9 million or $0.09 per diluted share last year and net income of $35.6 million or $0.99 per diluted share last quarter.
Michael Burger, ESI's president and CEO, stated, “We delivered another quarter of exceptional financial results, which closed out a defining and transformative year for ESI. Our team executed well and capitalized on strong market conditions, positioning us for future success."
Orders in the fourth quarter were $111.8 million, compared to $82.3 million one year ago. Burger continued, “Overall, our markets enabled strong bookings in the fourth quarter, primarily as a result of demand for flex circuit drilling. Demand for our semiconductor and component test products remained strong and total book to bill was 0.99, even as we delivered our highest quarterly revenues in recent history."
GAAP gross margin was 48.3%, compared to 36.5% in the fourth quarter of last year. Operating expense was $20.0 million, down from $36.3 million last year. Operating income was $34.7 million, or 30.6% of sales, compared to a loss of $18.1 million in the year-ago quarter.
Non-GAAP gross margin was 49.2%, up from 45.7% one year ago, on significantly higher revenues. Non-GAAP operating expenses decreased year over year from $20.1 million to $18.8 million as a result of the completion of our restructuring activities, and non-GAAP operating income was $37.0 million, or 32.6% of sales, up from $2.7 million, or 5.4% of sales, in last year's fourth quarter.
First Quarter 2019 Outlook
Based on current market and backlog conditions, revenues for the first quarter of fiscal 2019 are expected to be between $97 and $111 million. Non-GAAP earnings per diluted share is expected to be $0.75 to $0.95.
Burger concluded, "We enter our fiscal 2019 with a product portfolio that is retaining or growing market share. In this coming fiscal year we expect to introduce significant new products that will expand our addressable market, extend our competitive advantage, generate incremental revenue, and increase our exposure to secular growth drivers. Our markets will naturally cycle, and our visibility into the timing of those cycles remains limited. That said, the long-term technology trends and drivers indicate solid growth across our markets, and our new products should enable us to retain or grow share. Through the cycles our technology advantages and lower fixed cost base should allow us to generate solid earnings in all market conditions."
The company will hold a conference call today at 5:00 p.m. ET. The session will include a review of the financial results, operational performance and business outlook, and also a question and answer period.
The conference call can be accessed by calling 888-419-5570 (domestic participants) or 617-896-9871 (international participants). The conference ID number is 48069661. A live audio webcast can be accessed at www.esi.com. The webcast will be available on ESI’s website for one year.
Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP, or adjusted, financial measures exclude the impact of purchase accounting, equity compensation, restructuring, reversal of tax valuation allowance, inventory and goodwill write-downs, and other items. We believe that this presentation of non-GAAP financial measures allows investors to assess the company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.
About ESI
ESI’s integrated solutions allow industrial designers and process engineers to control the power of laser light to transform materials in ways that differentiate their consumer electronics, wearable devices, semiconductor circuits and high-precision components for market advantage. ESI’s laser-based manufacturing solutions feature the micro-machining industry’s highest precision and speed, and target the lowest total cost of ownership. ESI is headquartered in Portland, Oregon, with global operations and subsidiaries in Asia, Europe and North America. More information is available at www.esi.com.

Forward-Looking Statements
The statements contained in this press release that are not statements of historical fact, including statements regarding expected shipment of backlog, our positioning for future growth and success, our expected financial results for the fiscal 2019 first quarter, including revenue and non-GAAP earnings per diluted share, our expectations regarding market share of our product portfolio, the introduction of new products, and their ability to expand our addressable market, retain or grow share, extend our competitive advantage, generate incremental revenue, reduce cyclicality and increase our exposure to secular growth drivers, our belief that our markets will naturally cycle, and our expectations regarding the effect of long-term technology trends and drivers and our ability to generate solid earnings in all market conditions, and other statements containing the words “believes”, “expects”, “anticipates,” “continue,” “will,” “may” and similar words, constitute forward-looking statements that are subject to a number of risks and uncertainties. These forward-looking statements are based on information available to us on the date of this release and we undertake no obligation to update these forward-looking statements for any reason. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; risks related to the relative strength and volatility of the electronics industry; the health of the financial markets and availability of credit for end customers and related effect on the global economy; the volatility associated with the industries we serve which includes the relative level of capacity and demand, and financial strength of the manufacturers; the risk that customer orders may be reduced, canceled or delayed; our ability to respond promptly to customer requirements; the risk that we may not be able to ship products on the schedule required by customers, whether as a result of production delays, supply delays, or otherwise; our ability to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the risk that large orders and related revenues may not be repeated; our need to continue investing in research and development; our ability to hire and retain key employees; our ability to create and sustain intellectual property protection around its products; the risk that competing or alternative technologies could reduce demand for our products; the risk that we may not be successful in penetrating new or adjacent markets; the risk that the incorporation of Visicon's vision technology does not give us a competitive advantage; the risk that our new products may not gain acceptance in the marketplace; the risk that new products may not be introduced to the market in the anticipated time frame or at all; risks associated with our restructuring efforts; foreign currency fluctuations; the risk that duties or tariffs could be imposed or increased on goods imported or exported by us; the risk that changes to policies regarding immigration and visits to the United States could negatively impact our ability to hire or retain and train qualified personnel or our ability to operate internationally on an integrated basis; the company’s ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.

Electro Scientific Industries, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Fiscal quarter ended			Fiscal year ended
(In thousands, except per share data)	Mar 31, 2018	Dec 30, 2017	Apr 1, 2017	Mar 31, 2018	Apr 1, 2017
Net sales:
Systems	$103,522	$99,418	$40,029	$325,349	$125,098
Services	9,871	11,422	9,889	42,535	35,925
Total net sales	113,393	110,840	49,918	367,884	161,023
Cost of sales:
Systems	53,247	52,502	27,499	185,354	81,350
Services	5,424	5,182	4,189	21,700	18,207
Total cost of sales	58,671	57,684	31,688	207,054	99,557
Gross profit	54,722	53,156	18,230	160,830	61,466
Gross margin	48.3%	48.0%	36.5%	43.7%	38.2%
Operating expenses:
Selling, general and administration	11,128	11,040	13,781	46,624	52,698
Research, development and engineering	9,038	8,165	8,461	34,411	31,719
Restructuring costs	(144)	706	6,614	3,935	6,935
Acquisition and integration costs	—	—	—	—	366
Impairment of goodwill	—	—	7,445	—	7,445
Net operating expenses	20,022	19,911	36,301	84,970	99,163
Operating income (loss)	34,700	33,245	(18,071)	75,860	(37,697)
Non-operating (expense) income:
Interest and other (expense) income, net	(283)	789	103	93	265
Total non-operating (expense) income	(283)	789	103	93	265
Income (loss) before income taxes	34,417	34,034	(17,968)	75,953	(37,432)
(Benefit from) provision for income taxes	(40,671)	61	(45)	(40,270)	(23)
Net income (loss)	$75,088	$33,973	$(17,923)	$116,223	$(37,409)
Net income (loss) per share—basic	$2.19	$0.99	$(0.54)	$3.42	$(1.15)
Net income (loss) per share—diluted	$2.10	$0.94	$(0.54)	$3.27	$(1.15)

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

Electro Scientific Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	Mar 31, 2018	Dec 30, 2017	Apr 1, 2017
ASSETS
Current assets:
Cash and cash equivalents	$76,792	$62,251	$56,642
Short-term investments	47,121	36,824	5,743
Trade receivables, net	63,044	75,674	40,494
Inventories, net	87,686	74,502	58,942
Shipped systems pending acceptance	4,734	5,780	5,713
Other current assets	5,493	5,116	6,180
Total current assets	284,870	260,147	173,714
Non-current assets:
Property, plant and equipment, net	22,025	19,732	21,619
Deferred income taxes, net	43,518	—	890
Goodwill	2,626	2,626	3,027
Acquired intangible assets, net	5,169	5,525	6,564
Other assets(1)	14,780	18,274	18,931
Total assets	$372,988	$306,304	$224,745
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$37,354	$38,577	$21,213
Accrued liabilities	34,533	40,391	22,186
Deferred revenue	9,818	11,982	14,712
Total current liabilities	81,705	90,950	58,111
Non-current liabilities:
Long-term debt	12,766	12,875	13,489
Income taxes payable	1,901	1,587	1,036
Other liabilities	10,258	10,085	7,578
Total liabilities	106,630	115,497	80,214
Shareholders’ equity:
Preferred and common stock	210,995	211,330	207,152
Retained earnings (accumulated deficit)	54,816	(20,273)	(61,407)
Accumulated other comprehensive income (loss)	547	(250)	(1,214)
Total shareholders’ equity	266,358	190,807	144,531
Total liabilities and shareholders’ equity	$372,988	$306,304	$224,745
End of period shares outstanding	34,387	34,309	33,260

(1)	Included in Other assets is long-term restricted cash of $1.1 million each on March 31, 2018, December 30, 2017 and April 1, 2017.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

Electro Scientific Industries, Inc.
Analysis of Key Metrics
(Unaudited)

	Fiscal quarter ended			Fiscal year ended
(Dollars and shares in thousands)	Mar 31, 2018	Dec 30, 2017	Apr 1, 2017	Mar 31, 2018	Apr 1, 2017
Sales detail:
Printed Circuit Board	$76,772	$83,799	$28,339	$256,430	$88,771
Component Test	9,459	7,473	7,382	32,790	22,381
Semiconductor	24,055	12,351	8,036	55,171	29,557
Industrial Machining	3,107	7,217	6,161	23,493	20,314
Net Sales	$113,393	$110,840	$49,918	$367,884	$161,023

As % of net sales
GAAP
Gross profit	48.3%	48.0%	36.5%	43.7%	38.2%
Selling, service and administration expense	10%	10%	28%	13%	33%
Research, development and engineering expense	8%	7%	17%	9%	20%
Net operating expenses	18%	18%	73%	23%	62%
Operating income (loss)	31%	30%	(36%)	21%	(23%)
Non-GAAP
Gross profit	49.2%	48.9%	45.7%	48.1%	42.3%
Net operating expenses	17%	17%	40%	21%	48%
Operating income (loss)	33%	32%	5%	27%	(6%)

GAAP - Effective tax rate %	(118.2%)	0.2%	0.3%	(53.0%)	0.1%
Weighted average shares outstanding
Basic	34,350	34,224	33,065	33,967	32,551
Diluted GAAP	35,830	36,010	33,065	35,571	32,551
Diluted Non-GAAP	35,830	36,010	33,822	35,571	32,551
End of period employees	615	595	683	615	683

Reconciliation of Cash and Investments
			Mar 31, 2018	Dec 30, 2017	Apr 1, 2017
Cash			$27,043	$33,565	$29,302
Cash equivalents			49,749	28,686	27,340
Restricted cash			1,093	1,087	1,090
Cash, cash equivalents, and restricted cash at end of period			77,885	63,338	57,732
Short-term investments			47,121	36,824	5,743
Cash, restricted cash and current investments			$125,006	$100,162	$63,475

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

Electro Scientific Industries, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Fiscal quarter ended			Fiscal year ended
(In thousands, except per share data)	Mar 31, 2018	Dec 30, 2017	Apr 1, 2017	Mar 31, 2018	Apr 1, 2017
Gross profit per GAAP	$54,722	$53,156	$18,230	$160,830	$61,466
Purchase accounting	242	242	447	977	1,133
Equity compensation	69	64	105	277	503
Charges for other asset and inventory impairment	277	—	1,696	13,554	2,642
Charges from VAT audit	521	777	—	1,298	—
Charges for impairment of intangibles	—	—	2,349	—	2,349
Non-GAAP gross profit	$55,831	$54,239	$22,827	$176,936	$68,093

Operating expenses per GAAP	$20,022	$19,911	$36,301	$84,970	$99,163
Purchase accounting	(114)	(116)	(414)	(566)	(1,077)
Equity compensation	(1,223)	(649)	(1,707)	(4,336)	(5,934)
Impairment of assets	—	—	—	—	(46)
Acquisition and integration costs	—	—	—	—	(366)
Restructuring costs	144	(706)	(6,614)	(3,935)	(6,986)
Impairment of goodwill	—	—	(7,445)	—	(7,445)
Non-GAAP operating expenses	$18,829	$18,440	$20,121	$76,133	$77,309

Operating income (loss) per GAAP	$34,700	$33,245	$(18,071)	$75,860	$(37,697)
Non-GAAP adjustments to gross profit	1,109	1,083	4,597	16,106	6,627
Non-GAAP adjustments to operating expenses	1,193	1,471	16,180	8,837	21,854
Non-GAAP operating income (loss)	$37,002	$35,799	$2,706	$100,803	$(9,216)

Non-operating (expense) income, net per GAAP	$(283)	$789	$103	$93	$265
Expense (income), on charges from VAT audit, Gain on asset sale, net of other non-operating expense (income)	336	(687)	—	(351)	—
Acquisition-related adjustments	—	—	—	—	(190)
Non-GAAP non-operating income (expense)	$53	$102	$103	$(258)	$75
Non-GAAP income (expense) before income taxes	$37,055	$35,901	$2,809	$100,545	$(9,141)

Net income (loss) per GAAP	$75,088	$33,973	$(17,923)	$116,223	$(37,409)
Non-GAAP adjustments to gross profit	1,109	1,083	4,597	16,106	6,627
Non-GAAP adjustments to operating expenses	1,193	1,471	16,180	8,837	21,854
Non-GAAP adjustments to non-operating income (expense)	336	(687)	—	(351)	(190)
Income tax effect of other non-GAAP adjustments (a)	(41,225)	(235)	32	(41,967)	(252)
Non-GAAP net income (loss)	$36,501	$35,605	$2,886	$98,848	$(9,370)
Basic Non-GAAP net income (loss) per share	$1.06	$1.04	$0.09	$2.91	$(0.29)
Diluted Non-GAAP net income (loss) per share	$1.02	$0.99	$0.09	$2.78	$(0.29)

(a)	The income tax effect of other non-GAAP adjustments in the fourth quarter of 2018 and fiscal 2018 was primarily due to release of tax valuation allowance.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

Electro Scientific Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal quarter ended			Fiscal year ended
(In thousands)	Mar 31, 2018	Dec 30, 2017	Apr 1, 2017	Mar 31, 2018	Apr 1, 2017
Net income (loss)	$75,088	$33,973	$(17,923)	$116,223	$(37,409)
Non-cash adjustments and changes in operating activities	(48,457)	(18,872)	16,789	(48,795)	36,576
Net cash provided by (used in) operating activities	26,631	15,101	(1,134)	67,428	(833)
Net cash (used in) provided by investing activities	(10,993)	(2,974)	(203)	(47,353)	2,614
Net cash (used in) provided by financing activities	(1,739)	1,838	13,923	(1,132)	14,165
Effect of exchange rate changes on cash	648	302	255	1,210	(627)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	14,547	14,267	12,841	20,153	15,319
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	63,338	49,071	44,891	57,732	42,413
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$77,885	$63,338	$57,732	$77,885	$57,732

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

Electro Scientific Industries, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures - Projected
(Unaudited)

Fiscal quarter ending Jun 30, 2018
Non-GAAP diluted earnings per share	$0.75 - $0.95
Purchase accounting	(0.01)
Equity compensation	(0.04)
Income tax	(0.09) - (0.12)
GAAP diluted EPS	$0.61 - $0.78

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com